Exhibit 10.21
ASSET PURCHASE AGREEMENT
     THIS AGREEMENT, dated as of December 15, 2006, is by and among CARRIAGE CEMETERY SERVICES, INC., a Texas corporation (the “Purchaser”), and SEASIDE CEMETERY, INC., a Texas corporation (the “Company”);
W I T N E S S E T H:
     WHEREAS, the Company owns and operates (i) the Seaside Funeral Home (the “Seaside Home”) and the Seaside Memorial Park (the “Seaside Cemetery”), both located at 4357 Ocean Drive in Corpus Christi, Nueces County, Texas, (ii) the Corpus Christi Funeral Home located at 2409 Baldwin Blvd in Corpus Christi, Nueces County, Texas (the “Corpus Christi Home” and, together with the Seaside Home, hereafter referred to as the “Homes”), and (iii) the Sunshine Cemetery located at 2501 Rodd Field Road in Corpus Christi, Nueces County, Texas (“Sunshine Cemetery” and, together with the Seaside Cemetery, hereafter referred to as the “Cemeteries”); and
     WHEREAS, the parties desire that the Purchaser acquire substantially all of the assets, rights, and properties of the Homes and the Cemeteries (collectively, the “Businesses”) from the Company, and that the parties enter into certain related transactions, on the terms and subject to the conditions hereafter set forth;
     NOW, THEREFORE, the parties agree as follows:
     1. Purchase and Sale of Assets.
     1.1. Transfer of Assets by the Company. Subject to the provisions of this Agreement, the Company agrees to sell, and the Purchaser agrees to purchase, at the Closing referred to in Section 2.1, all of the properties, assets, rights and business of the Businesses of every kind and description, tangible and intangible, real, personal or mixed, wherever located (collectively, the “Assets”), as they shall exist at the Effective Time (as defined in Section 2.2), including, but not limited to, all of the following-described assets, rights and properties (but excluding those described in Section 1.2):
     (i) all preneed and at-need notes and accounts receivable of the Cemeteries, all preneed notes and accounts receivable of the Homes, and all at-need accounts receivable of the Homes, other than the Retained At-Need Funeral Receivables described in Section 1.2(iii) below;
     (ii) inventories of caskets (if any), vaults, urns, accessories and monuments of the Homes, inventories of vaults, crypts, markers, bases and monuments of the Cemeteries, and all other goods and inventories of the Businesses;
     (iii) fee simple title to all of the real estate and improvements of the Businesses described on Schedule 3.5 (collectively, the “Real Property”); the Real Property specifically includes, but is not limited to, the “Ocean Drive Entrance Tract” (herein so called and so identified on Schedule 3.5) to be acquired by the Company prior to the Closing and included in the Assets to be transferred to the Purchaser, as contemplated in Section 7.8 below;

     (iv) machinery, equipment, motor vehicles, furniture, fixtures, supplies, tools and the other Fixed Assets and property, plant and equipment, including those described on Schedule 3.8 hereto;
     (v) all preneed contracts of the Businesses, and all rights under policies of insurance available to fund preneed obligations, together with all cash, securities and other investments to fund preneed and perpetual care obligations (whether in on deposit in the applicable preneed or perpetual care account, awaiting deposit or in transit);
     (vi) the agreements, leases and commitments described on Schedule 3.9, excluding any thereon as not being transferred to the Purchaser;
     (vii) all rights of the Company to the names “Seaside Funeral Home,” “Seaside Memorial Park,” “Corpus Christi Funeral Home,” and “Sunshine Cemetery,” and all other trade names used in the Businesses, together with all derivatives thereof, and all trademarks, trade names, patents, processes, copyrights, know-how and similar intangible rights;
     (viii) all goodwill associated with the foregoing and otherwise with the Businesses;
     (ix) all permits and licenses of the Businesses, to the extent transferable;
     (x) all books, records, work papers, brochures and literature necessary for the continued operation of or otherwise located at the Businesses (whether in tangible or electronic format), customer lists, computers and computer software, the telephone and fax numbers and listings for the Businesses, and all internet domain names (specifically including www.seasidefuneral.com and www.seasidefuneralcemetery.com); and
     (xi) all other assets, rights and properties owned or leased by the Company that are used in or necessary for the Businesses at the Effective Time, excluding those described in Section 1.2.
     At the Closing, the Company shall convey to the Purchaser the Assets free and clear of any and all liens, security interests, pledges, encumbrances or other title restrictions of any kind (collectively, “Liens”), other than (i) Permitted Exceptions against Real Property described on Schedule 3.3, and (ii) vehicle leases listed on Schedule 3.9.
     1.2. Retained Assets. Notwithstanding the foregoing, the following properties, assets, rights and interests (collectively, the “Retained Assets”) are hereby excluded from the purchase and sale contemplated hereby and are therefore not included in the Assets:
     (i) all cash on hand or on deposit, including but not limited to bank account balances, certificates of deposit and marketable securities, whether at Bank of America, N.A. or elsewhere, excluding, however, the cash, securities and other investments to fund preneed and perpetual care obligations which are included in the Assets described in Section 1.1(v) above;
     (ii) accounts receivable of the Homes arising from the at-need sale of funeral services and merchandise, and for vaults and interment fees, to the extent services have been performed or merchandise has been delivered in which the date of death has occurred prior to the Effective Time, whether such receivables are payable from insurance proceeds, trust funds or other form of payment, and for which payment is collected (as provided in Section 1.11 below) within 120 days after the Effective Time (collectively, “Retained At-Need Funeral Receivables”);
     (iii) all other interests in real property owned or leased by the Company other than the Real Property, specifically including but not limited to the Company’s interests in the Lake Placid Estates Property described in Section 7.9; and
     (iv) any other assets and properties that are not used in connection with or are necessary for the operation of the Businesses.
     1.3. Purchase Price. The purchase price for the Assets shall be $11,105,000 (the “Purchase Price”). Of the Purchase Price, (i) an amount sufficient to discharge certain indebtedness of the Company, as determined pursuant to Section 1.4, shall be paid to the holders of such indebtedness, (ii) the sum of $750,000 (the “Escrow Amount”) shall be placed into escrow on the Closing Date and thereafter maintained and disbursed in accordance with Section 10.4 and the Escrow Agreement described therein, (iii) there shall be deducted from the Purchase Price the amount agreed to by the parties to complete the Seaside Cemetery fence under Section 1.15, as well as any adjustments for prorations agreed to by the parties under Section 1.7, and (iv) the balance of the Purchase Price shall be paid to the Company in cash at Closing by wire transfer to such account as the Company shall designate in writing at least three business days prior to the Closing. The Purchase Price shall be subject to adjustment as provided in Section 7.7.
     1.4. Adjustment for Unassumed Liabilities. Prior to the Closing, the Company shall deliver to the Purchaser a written statement, certified by the Company to be accurate and complete, setting forth a description, and the outstanding balance as of the Effective Time, of all (i) liabilities and obligations of the Company for borrowed money and indebtedness secured by Liens against any of the Assets, and (ii) accounts and trade payable of the Businesses, including an aging thereof (collectively, “Unassumed Liabilities”). At Closing, the Purchaser shall pay out of the Purchase Price such portion thereof as shall be required to pay and discharge all Unassumed Liabilities specified in clause (i) and those specified in clause (ii) which as of the Effective Time are more than 30 days past due. Notwithstanding such payment, the Company shall remain responsible for paying any remaining Unassumed Liabilities. Payments under this Section 1.4 shall be deemed downward adjustments in the Purchase Price as provided in Section 1.3.
     1.5. Assumption of Liabilities. The Purchaser, upon the sale and purchase of the Assets, shall, subject to Section 1.6 below, assume and agree to pay or discharge the following liabilities and obligations of the Company (collectively, the “Assumed Liabilities”):
     (i) liabilities under those preneed contracts of the Businesses that are included in the Assets, and for perpetual care at the Cemeteries, which are funded to the extent required by applicable law (specifically including preneed liabilities for the delivery of markers, for which preneed income is not required to be trusted and as to which no amounts have been funded into trust);
     (ii) obligations arising after the Effective Time under the agreements, leases and commitments of the Businesses described in Schedule 3.9 (other than agreements,

leases and commitments, if any, which are indicated on such Schedule as not to be assumed by the Purchaser);
     (iii) obligations to provide mausoleum spaces for crypts sold on a pre-construction basis under the contracts listed on Schedule 1.5(iii);
     (iv) obligations in respect of employee reserves and residuals, as further described on Schedule 3.17; and
     (v) vacation and sick leave of employees of the Businesses accrued in the ordinary course of the Businesses, subject to proration as described in Section 1.7 below.
     The assumption by the Purchaser of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements so assumed. Nothing herein shall prevent the Purchaser from contesting in good faith any of the Assumed Liabilities. At Closing, the Purchaser shall deliver to the Company an instrument, dated the Effective Time and reasonably satisfactory in form and substance to it, pursuant to which the Purchaser will assume the Assumed Liabilities.
     1.6. Limitations on Assumption. Notwithstanding Section 1.5 above, the Purchaser will not assume and does not agree to pay or discharge any obligations or liabilities of the Company not specifically included in the Assumed Liabilities. In particular, without limiting the generality of the definition of “Unassumed Liabilities” under Section 1.4 above, the Purchaser shall not assume or agree to pay or discharge any of the following, whether known or unknown:
     (i) any notes or accounts payable or other obligations for borrowed money;
     (ii) any trade payables of any kind, regardless of whether entered into in the ordinary course of business, no-compete payments, and amounts payable to any employee benefit plan or to any preneed or perpetual care trust;
     (iii) any federal, state or local tax of any type, whether arising by reason of the sale of the Assets or by operation of the Businesses prior to the Closing Date;
     (iv) any losses, costs, damages or expense based upon or arising from any claims, litigation, legal proceedings or other actions against the Company based upon any set of facts occurring prior to the Closing, including without limitation any litigation disclosed on Schedule 3.14;
     (v) the liabilities and obligations under any warranties to customers with respect to goods or products sold or services provided by the Company prior to Closing;
     (vi) all personal injury, product liability claims, claims of environmental damage, claims of hazards to health, strict liability, toxic torts, enforcement proceedings, cleanup orders and other similar actions or claims instituted by private parties or governmental agencies, if any, with respect to the operation of the Businesses prior to Closing; or
     (vii) any other liability or obligation not specifically included within the Assumed Liabilities.

     1.7. Certain Prorations. All prepaid expenses and deposits, and all expenses for which liability has accrued but whose payment is not yet due as of the Effective Time (including but not limited to (i) utility deposits and charges, including electricity, water and sewer charges, (ii) transferable business and license fees, including any retroactive adjustments thereof, (iii) real and personal property taxes in connection with the Assets, (iv) employee wages and operating expenses, and (v) similar prepaid and deferred items), together with all revenues and expenses arising from the operation of the Businesses, shall be prorated and adjusted between the Company and the Purchaser in accordance with the principle that the Company shall retain all revenues and shall be responsible for all expenses allocable to the conduct of the Businesses up to 11:59 p.m. on December 31, 2006, and the Purchaser shall be entitled to all revenues and shall be responsible for all expenses allocable to the conduct of said Business after the Effective Time. Revenues and expenses shall be allocated according to the date of death of the deceased; provided that the Company shall be responsible to pay all amounts due for markers to be delivered after the Effective Time to the extent it has received payment from the customer prior to the Effective Time. Utility services will be transferred to the Purchaser’s name on the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, within thirty (30) days after actual figures are received, a cash settlement will be made between the Company and the Purchaser.
     1.8. Instruments of Transfer. At the Closing, the Company shall deliver to the Purchaser such instruments of transfer, assignment and conveyance, including (without limitation) general warranty deeds, bills of sale, lease assignments and assignments of motor vehicle registrations, all dated as of the Effective Time, transferring title to the Assets to the Purchaser as may reasonably be requested by the Purchaser. Such instruments shall be reasonably satisfactory in form and substance to the Purchaser and shall vest in the Purchaser good and marketable title to all the Assets, free and clear of all Liens other than (i) Permitted Exceptions against Real Property and (ii) vehicle leases listed on Schedule 3.9.
     1.9. Delivery of Records, Contracts and Trust Funds. At the Closing, the Company will deliver to the Purchaser all of the leases, contracts, commitments and rights of the Businesses constituting a portion of the Assets, with such assignments thereof and consents to assignment as the Purchaser shall deem necessary to assure the Purchaser of their full benefit. Simultaneously with such deliveries, the Company shall take all requisite steps to put the Purchaser in actual possession and operating control of the Assets and all of the records, books and other data necessary for the operation of the Businesses. In addition, at the Closing, the Company and the Purchaser shall take all necessary or appropriate action to cause the transfer of the preneed and perpetual care trust funds referred to in Section 3.10 including, without limitation, the obtaining of any governmental and third party consents and the substitution of fund trustees.
     1.10. Taxes. Any sales or transfer taxes which may be payable in connection with the sale of the Assets under this Agreement shall be paid by the Company.
     1.11. Retained At-Need Funeral Receivables. The Purchaser shall have the exclusive (even as to the Company) right and control over the collection of Retained At-Need Funeral Receivables. For each full or partial calendar month during the 120-day period following the Effective Time in which any Retained At-Need Funeral Receivables are collected, the Purchaser shall remit 100% of such collections to the Company by no later than the 15th day of the following month. The Purchaser shall pursue collection of Retained At-Need Funeral

Receivables by substantially the same efforts as used on its collection of other accounts receivable, but in no event shall the Purchaser be required to institute suit or refer any account to a collection agency. Any collections on Retained At-Need Funeral Receivables following expiration of such 120-day period shall be for the account of the Purchaser.
     1.12. Employee Matters. On the Closing Date, the Purchaser may (but shall not be required to) offer employment to each employee of the Businesses listed on Schedule 3.17. Each such employee so offered employment who accepts shall, effective as of the Closing Date, cease to be an employee of the Company and shall thereupon become an employee of the Purchaser. The Company shall be responsible for satisfying all claims, if any, of such employees as to health benefits, workers compensation claims, termination and severance benefits, and any withdrawal liability and vested rights under any pension or profit sharing plans, all arising and accrued to the Closing Date, and in no event shall the Purchaser have any liability or responsibility in respect thereof.
     1.13. Lockbox/ACH Services. The Company shall permit the Purchaser to utilize the Company’s existing lockbox account and ACH wire services at American Bank in Corpus Christi, for transitional purposes until such time (not to exceed 180 days following the Effective Time) that the Purchaser is able to have customer payments redirected to the Purchaser’s own accounts. The parties shall coordinate with one another such that the Purchaser receives out of such accounts or funds transfers all cash which is included in the Assets or otherwise for its account in accordance with this Agreement, and that the Company receives any cash included in or arising from the Retained Assets or which is otherwise for its account in accordance with this Agreement.
     1.14. Lakeside Perpetual Care Fund. The parties acknowledge that the Company has established a perpetual care account or fund with Bank of America, N.A. (the “Lakeside PC Account”) that was intended for the conversion of Sunshine Cemetery from a family cemetery into a perpetual care cemetery and the expansion thereof into the Lake Placid Estates Property. The Company deposited the principal sum of $50,000 into the Lakeside PC Account, has not withdrawn any of the principal thereof, initially applied for the establishment of a perpetual care cemetery but has not sold any spaces or other property at this location. The Assets shall include the Company’s interests in the Lakeside PC Account only insofar as it shall be necessary for the Purchaser to comply with applicable law with respect to its ownership and operation of the Sunshine Cemetery (without the Purchaser having to fund any amounts thereto), provided that the Purchaser will not itself sell any spaces or other property in Sunshine Cemetery on a perpetual care basis supported by the Lakeside PC Account. It is the Company’s intent to seek to withdraw its application and permission to dissolve the Lakeside PC Account and cause the distribution of all funds therein. The Purchaser agrees to reasonably cooperate with the Company in such efforts, at no out-of-pocket cost to the Purchaser. If the Company demonstrates to the Purchaser’s reasonable satisfaction that it has received all applicable consents and approvals required to permit the dissolution of the Lakeside PC Account and the distribution of all funds therein, the Purchaser shall take all such action reasonably requested of it so that such funds may be distributed to the Company or its designee.
     1.15. Perimeter Fence. The Company is in the process of completing construction of a fence along the Airline Road side of the Seaside Cemetery. The Company represents that it has previously purchased and has on hand at the Seaside Cemetery all materials necessary to complete such construction, and such materials shall be included in the Assets. The Company has heretofore been utilizing Seaside Cemetery personnel for such construction. If construction of the fence is not complete by the Closing Date, then at or prior to the Closing, the parties shall mutually agree as to the number of labor hours which are estimated to be required to complete construction and the weighted average cost per hour, and the product of such hours to completion multiplied by such average cost shall be deducted from the Purchase Price, and the Purchaser shall be responsible for completing such construction following the Closing.
     1.16. Further Assurances. The Company shall from time to time after the Closing, without further consideration, execute and deliver such instruments of transfer, conveyance and assignment (in addition to those delivered pursuant to Section 1.8), and shall take such other action, as the Purchaser may reasonably request to more effectively transfer, convey and assign to and vest in the Purchaser, and to put the Purchaser in actual possession and control of, each of the Assets.
     2. The Closing.
     2.1. Time and Place. The closing of the transactions contemplated under this Agreement (the “Closing”) shall occur at the offices of Welder Leshin, L.L.P., 800 N. Shoreline, Suite 300-N, Corpus Christi, Texas 78401 at 9:00 a.m. on January 5, 2007, or at such other date, time or place as may be mutually agreed upon by the parties, but in no event later than January 31, 2007 (subject to Section 7.4, hereafter the “Outside Closing Date”). The date and time on which Closing actually occurs is herein called the “Closing Date.” All action to be taken at the Closing as hereinafter set forth, and all documents and instruments executed and delivered, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all action incident to the Closing has been completed.
     2.2. Effective Time. The parties agree that, regardless of when Closing actually occurs, the purchase and sale of the Assets hereunder shall be deemed to have occurred for all tax, accounting and other purposes as of 12:01 a.m. on January 1, 2007 (the “Effective Time”), and the parties agree to reflect the Effective Time for such purposes in all tax returns and reports in connection therewith. The Company shall take reasonable measures between the Effective Time and the Closing Date to minimize the amount of deposits made into Company accounts, recognizing that if Closing occurs, revenues after the Effective Time are for the Purchaser’s account. In any event, if Closing occurs, the parties shall coordinate with one another at and following Closing so that all business activity between the Effective Time and the Closing shall be for the Purchaser’s account.
     2.3. Non-Competition Agreement. In addition to the purchase and sale of the Assets, at the Closing Michael L. Mintz and Henry Nuss, residents of Nueces County, Texas (together, the “Directors”) and the Purchaser shall each execute and deliver to the other a Non-Competition Agreement to be dated the Effective Time and in substantially the form attached as Exhibit 2.2 (the “Non-Competition Agreement”). The parties acknowledge that the Directors are members of the Board of Directors of the Company, have had and continue to have access to the trade secrets, customer information and other confidential and proprietary information of the Businesses and have become identified with the goodwill of the Homes and the Cemeteries, and that the Purchaser would be unwilling to consummate the transactions hereunder but for the Directors’ covenants and agreements under the Non-Competition Agreement.

     3. Representations and Warranties of the Company. The Company represents and warrants to and agrees with the Purchaser that:
     3.1. Organization and Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power to enter into and perform its obligations under this Agreement.
     3.2. Financial Information. The Company has delivered to the Purchaser (i) the unaudited (compiled) statements of assets, liabilities and stockholders’ equity-income tax basis of the Company at December 31, 2005 and 2004 and the related unaudited (compiled) statements of revenues, expenses and retained earnings and cash flows-income tax basis for the respective twelve-month periods of operations of the Company then ended, together with the footnotes thereto and the compilation report thereon of Jennings, Hawley & Co., P.C. dated April 21, 2006, and (ii) the unaudited balance sheet of the Company at September 30, 2006 and the related unaudited income statement for the nine-month period of operations then ended. All of such financial statements are, to the Company’s knowledge, true and correct, have been prepared in accordance with the books and records of the Company, and present fairly the respective financial positions of the Company at the dates thereof and the respective results of its operations for the periods then ended in accordance with the accounting basis used by the Company for federal income tax purposes. Schedule 3.2 accurately sets forth for the twelve-month periods ended December 31, 2004 and 2005 and for the ten months ended October 31, 2006, to the Company’s knowledge, (i) for each Home the number of contracts entered into in which human remains have been prepared for final disposition or delivery, and among such contracts the number or percentage in which disposition is by burial, cremation or other means, and (ii) for each Cemetery, the number of interments performed. Schedule 3.2 also accurately sets forth, to the Company’s knowledge for each Cemetery, the area which has been platted, developed and dedicated for cemetery use, the area which is undeveloped but usable, the area which is unusable for development, and the approximate minimum number of unsold individual grave spaces, unsold niches, unsold mausoleum crypts and unsold lawn crypts.
     3.3. Title to and Status of Assets. All assets, rights and properties required in the operation of the Businesses are owned or validly leased by the Company and are included within the Assets. The Company is in actual possession and control of all properties owned or leased by it which are required in the operation of the Businesses, and the Company has good and marketable title to all of the Real Property and the other Assets, free and clear of all Liens other than (i) Liens described on Schedule 3.3 that are to be released at or prior to Closing, (ii) easements and other title exceptions to the Real Property described on Schedule 3.3 as “Permitted Exceptions” (herein so called), (iii) vehicle leases described on Schedule 3.9, and (iv) the Ocean Drive Entrance Tract, which the Company shall acquire prior to Closing as contemplated in Section 7.8 and as to which at Closing the Company will have good and marketable title, free and clear of all Liens other than Permitted Exceptions.
     3.4. Absence of Changes or Events. Since September 30, 2006, there has not been, to the Company’s knowledge:
     (i) any material adverse change in the financial condition, operations, properties or prospects of the Businesses;
     (ii) any material damage, destruction or losses against the Businesses or any of its properties;

     (iii) any claim made against the Company alleging material damages for alleged negligence or other tort or breach of contract by or affecting the Company;
     (iv) any sale, transfer or other disposition of, or agreement to sell, transfer or otherwise dispose of, any of the inventories or other assets or properties of the Company, except herein or in the ordinary course of business;
     (v) any labor strike or labor dispute, or the entering into of any collective bargaining agreement, with respect to employees of the Company; or
     (vi) any other material transaction or event entered into or affecting the Company other than in the ordinary course of the Businesses.
     3.5. Real Property. Schedule 3.5 sets forth a legal description of all parcels of real property included in the Real Property, and also briefly describes each building and major structure and improvement thereon. No person other than the Company has any interest in, or other right to occupy any portion of, the Real Property (except as disclosed on Schedule 3.3, and except for the lease of the flower shop disclosed on Schedule 3.9). The Real Property is the only interest in real property required for the conduct of the business of the Businesses as presently conducted. There is not, to the Company’s knowledge, any pending or threatened proceeding for the taking or condemnation of the Real Property or any portion thereof. The Company is not a “foreign person” or a “United States real property holding corporation” (as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended [the “Code"], and the regulations issued thereunder). The Company shall deliver at Closing a non-foreign affidavit in recordable form containing such information as shall be required by Code Section 1445(b)(2) and the regulations issued thereunder. All bills and other payments due with respect to the Company’s operation and maintenance of the Real Property have been (or on the Closing Date will be) paid, and no Liens or other claims for the same will be in force against any part of the Real Property.
     3.6. Tax Matters. All federal, state, county, local and other taxes due and payable on or before the date of this Agreement in respect of the operation of the Company and the ownership of the Assets have been paid. All tax returns and reports required to be filed for all such taxes have been filed with all taxing authorities, and all such tax returns and reports are, to the Company’s knowledge, true and correct. True and correct copies of the federal income tax returns filed by the Company for each of its last three taxable years have been furnished to the Purchaser. No assessments of deficiencies have been made against the Company which are presently pending or outstanding. No agreements, waivers or extensions of time are in effect for the assessment of deficiencies in respect of the business or any of the Assets. Following the Closing, the Company shall be responsible for accurately and completely preparing, signing and filing all tax returns and paying all taxes in respect of the assets and operations of the Company through the Effective Time and for the sale of the Assets.
     3.7. Accounts Receivable; Inventory. The accounts receivable of the Businesses are, and on the Closing Date will be, valid and legally enforceable obligations of the account parties and are not subject to any claim of offset or deduction against the Company. The Company does not own any of its inventory of caskets; all such inventory is held on consignment. At the Closing, the Company will deliver to the Purchaser a list of (i) all accounts receivable of the Businesses, segregated according to those included in the Assets and those retained by the Company among the Retained Assets, in each case as of a date no earlier than January 1, 2007, and after giving effect to any bad debt reserves or charge-offs taken by the Company in 2007 as show on such list, and (ii) a list of its consigned inventory of caskets and a list of the Cemeteries’ inventory of vaults and granite bases, as of the Effective Time.
     3.8. Fixed Assets. Schedule 3.8 lists all motor vehicles and other material items of equipment, fixtures, furniture and other fixed assets used in the operation of the Businesses (“Fixed Assets”), all of which are included in the Assets. ALL IMPROVEMENTS ON THE REAL PROPERTY, AND ALL FIXED ASSETS OF THE BUSINESSES, ARE BEING SOLD TO THE PURCHASER HEREUNDER “AS IS,” IN THEIR PRESENT CONDITION, WITHOUT REPRESENTATION OR WARRANTY WHATSOEVER REGARDING THEIR PHYSICAL CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
     3.9. Contracts and Commitments. Schedule 3.9 sets forth a complete description of:
     (i) all (i) contracts or commitments for capital expenditures for the Company involving obligations aggregating in excess of $5,000, (ii) leases under which personal property is leased by the Company and which are not cancelable by either party thereto without penalty upon notice of 30 days or less or pursuant to which rentals exceed $1,000 per annum or $5,000 in the aggregate, or (iii) contracts and agreements of the Company which do not terminate or are not terminable by the Company upon notice of 30 days or less or which involves an obligation on its part in excess of $1,000 per annum or $5,000 in the aggregate;
     (ii) any other contract and commitment of the Company entered into outside the ordinary course of business; and
     (iii) all other contracts and commitments of the Company to be included in the Assets and transferred to and assumed by the Purchaser at Closing.
     Each contract and other document required to be described in Schedule 3.9 is, to the Company’s knowledge, valid and in full force and effect, with neither party in default thereunder. A true and correct copy of each document listed on Schedule 3.9 has been delivered to the Purchaser by the Company.
     3.10. Preneed Contracts and Trust Accounts. Schedule 3.10 accurately lists, to the Company’s knowledge, as of the date of this Agreement (or as of a date no older than 45 days prior to the date hereof), all preneed agreements included in the Assets, including contract number, customer name, sale date, contract price and other data normally included in the Company’s internal records in a compilation of preneed agreements; a list of all insurance policies used to fund preneed agreements, including policy number, insured and owner names, issue date, current and face amount of insurance, and other data included in the Company’s internal records in a compilation of insurance policies (and for each carrier providing such insurance benefits, the contact information for the carrier, including contact person, address and phone number); and the trust liability report for each trust account (preneed and perpetual care) relating to the Businesses, indicating the location of each and the amount held in trust, with detail of principal, income or earnings, withdrawals and outstanding balance. The Company has separately provided to the Purchaser true and complete copies of the trust agreements for such trusts, as amended and currently in effect, together with bank statements or other periodic report of the trustee for each trust, tax returns, and the audit or other reports furnished to or prepared by the state regulatory agency which oversees such trusts. All preneed contracts required to be listed on Schedule 3.10 (x) have largely been, to the Company’s knowledge, entered into in the normal course of business at regular retail prices, or pursuant to a sales promotion program, solely for use by the named customers and members of their families on terms not more favorable than shown on the specimen contracts which have been delivered to the Purchaser, (y) are subject to the rules and regulations of the Businesses as now in force (copies of which have been delivered to the Purchaser), and (z) on the date hereof are in full force and effect, subject to no offsets, claims or waivers, and the Company is not in default thereunder. All funds received by the Company under preneed contracts and for perpetual care which are required to have been deposited have been, to the Company’s knowledge, deposited in the appropriate accounts and administered and reported in accordance with the terms thereof as required by applicable laws and regulations. The aggregate market value of such preneed accounts, trusts and other deposits is equal to or greater than the aggregate cost to provide the services and merchandise covered thereby (it being understood that the foregoing does not apply to markers, for which preneed income is not required to be trusted). The services heretofore provided by the Businesses have been, to the Company’s knowledge, generally rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs.
     3.11. IP Rights. Schedule 3.11 accurately and completely lists all trade names used in the operation of the Businesses. The Company owns such intellectual property rights as are necessary to the conduct of the Businesses as presently conducted, including without limitation the use of the trade names referred to in Section 1.1(vii). The Company has not been charged with infringement of any intellectual property rights of any other person, nor does the Company know of any infringement of the Company’s trade names.
     3.12. Insurance and Claims. The Company maintains such policies of insurance in such amounts, and which insure against such losses and risks, as it reasonably deems appropriate. Valid policies for such insurance will remain outstanding and duly in force at all times until the Closing.
     3.13. Licenses, Permits, Etc. Schedule 3.13 lists all licenses, franchises, permits, certificates, consents, rights and privileges currently held by or issued to the Company, and by each funeral director and embalmer of the Homes and each employee holding an insurance agent’s license, which are all that the Company reasonably deems necessary or appropriate for the operation of the Businesses. All such items are in full force and effect.
     3.14. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company affecting the Businesses or the Company, or any of the Assets, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, except for lawsuit disclosed on Schedule 3.14. To its knowledge, the Company is not subject to, and its assets are not affected by, any continuing court or administrative order, writ, injunction or decree, except for findings arising in Texas Department of Banking audits that have been fulfilled and which the Company has previously disclosed to the Purchaser; nor is the Company in default with respect to any order, writ, injunction or decree issued by any court or foreign, federal, state, municipal or other governmental department, commission, board, agency or instrumentality.
     3.15. Compliance with Laws. To the Company’s knowledge, the Businesses are currently operating in all material respects with federal, state, municipal and other statutes, rules, ordinances and regulations applicable to them and the Assets (including without limitation all occupational safety and health rules, regulations and laws, and laws and regulations applicable to preneed contracts and trust accounts, including the so-called “FTC Funeral Rule”).
     3.16. Environmental Matters. The Purchaser will have full opportunity under Section 7.7 to conduct environmental site assessments of the Real Property and perform other due diligence in connection therewith. The following representations of the Company are therefore qualified in their entirety (i) by any information obtained by the Purchaser in such investigations and (ii) to the extent of the Company’s knowledge.
     The Company has complied and is in compliance in all material respects with all Environmental Laws (as hereinafter defined). The Company has not received any written notice that the Businesses or the Real Property is subject to any liabilities or investigatory, remedial or corrective obligations arising under any Environmental Laws. There does not exist on any portion of the Real Property any underground storage tank or surface impoundments (the Company has disclosed to the Purchaser the existence of a removed underground storage tank for which a final site closure report was filed in July 2002); any asbestos-containing material that is in friable or frayed condition; or any materials or equipment containing polychlorinated biphenyls. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, or similar state Environmental Laws, except for formaldehyde and other chemicals used in the ordinary course of the conduct of the Businesses, which the Company has obtained, used, stored and disposed of in accordance with all Environmental Laws. For purposes of this Section 3.16:
     “Environmental Laws” means all laws concerning pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).
     “Hazardous Materials” means any hazardous, toxic, dangerous or other waste, substance of material defined as such in, regulated by or for purposes of any Environmental Law.
     “Release” has the meaning set forth in CERCLA.
     3.17. Employees. Schedule 3.17 correctly and completely lists the names and annual or hourly rates of salary and other compensation of all the employees and agents of the Company, and the outstanding balance of and method for calculating employee reserves and residuals. By the time of Closing, the Purchaser will have interviewed each of the Company’s employees and made such decisions as it has deemed appropriate under Section 1.12. Schedule 3.17 also sets forth each such employee’s tenure for purposes of determining vacation time and sick leave, and upon hiring any such employee under Section 1.12, the Purchaser agrees to give each such employee credit on the same basis as that vacation and sick leave is provided for Purchaser’s other employees, crediting such employee’s longevity to the beginning date of such employee’s employment by the Company. Schedule 3.17 also lists all employment, agency, compensation, noncompetition, confidentiality, severance, bonus and other similar agreements with employees and agents of the Businesses, true and complete copies of which have been delivered to the Purchaser. By the time of Closing, the Company shall have fully funded all obligations accrued through Closing under its 401(k) or profit sharing plan and shall have provided the Purchaser with reasonable assurance thereof. There are not pending nor, to the Company’s knowledge, threatened against the Company any general labor disputes, strikes or concerted work stoppages, and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any employees of the Company. The Company believes that the relations between the Company and its employees are good.
     3.18. Books and Records. To the Company’s knowledge, all books and records of the Company have been maintained in all material respects in accordance with good business practice and in accordance with all laws, regulations and other requirements applicable to the Businesses.
     3.19. Finders. The Company is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against the Company, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
     3.20. Authority. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action required on its part. This Agreement is legally binding and enforceable against the Company in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by the Company will result in a violation of the Articles of Incorporation or Shareholders’ Agreement governing the Company, nor violate any order, writ, injunction or decree of any court, administrative agency or governmental body.
     3.21. Schedules. The Schedules referred to in this Section 3 will be prepared in a separate binder or volume, signed for identification by the President of the Company and will be delivered in the manner described in Section 7.6.
     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to and agrees with the Company that:
     4.1. Organization and Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power to enter into and perform its obligations under this Agreement.
     4.2. Authority of the Purchaser. The execution, delivery and performance by the Purchaser of this Agreement have been duly authorized by all necessary corporate action required on its part. This Agreement is valid and binding upon the Purchaser and enforceable against it in accordance with their respective terms. Neither the execution, delivery or performance by the Purchaser of this Agreement will conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Articles of Incorporation or bylaws of the Purchaser or under any indenture, mortgage, deed of trust or other contract or agreement to which it is a party or by which the Purchaser or its property is bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.
     4.3. Finders. The Purchaser is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
     5. Covenants of the Company Pending Closing. The Company covenants with the Purchaser that:
     5.1. Conduct of Business. From the date of this Agreement to the Closing Date, the Businesses will be operated only in the ordinary course, and, in particular, without the prior written consent of the Purchaser, the Company will not:
     (i) cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;
     (ii) commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3.4;
     (iii) enter into, modify or renew any contract, agreement or commitment of the type described in Section 3.9;
     (iv) hire, fire, reassign or make any other change in key personnel of the Company, or increase the rate of compensation or make any other material changes in the terms of their employment; or
     (v) take any other action which would cause any of the representations and warranties made in Section 3 hereof not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if the same had been made on and as of the Closing Date.
     The Company may, without the Purchaser’s prior approval, pay cash bonuses or compensation to employees of the Businesses as the Company deems appropriate, to the extent related to the sale of Assets hereunder, provided that (i) such bonuses or compensation are completely fulfilled by the Company out of the cash included in Retained Assets, and (ii) any communications to employees regarding such bonuses or compensation (as well as any other communications to employees relating to the sale of Assets or their possible employment following the Closing) shall be conducted jointly with the Purchaser.
     5.2. Access to Information. Prior to Closing, the Company has given, and will continue to give, to the Purchaser and its counsel, accountants and other representatives, full and free access to all of the properties, books, contracts, commitments and records of the Company so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the Businesses and the affairs of the Company and the Assets. The Company has provided, and will also continue to provide, the Purchaser and its representatives with access to all employees of the Businesses to afford the Purchaser the opportunity to conduct such interviews and evaluations as the Purchaser deems appropriate.
     5.3. Consents and Approvals. The Purchaser shall be responsible for obtaining all consents, approvals, authorizations and other actions of or by any administrative agency, bureau or other governmental authority, including without limitation the Texas Department of Banking and the Texas Funeral Commission, and for any declaration, filing, or registration with any public body, governmental or regulatory authority, that is necessary or required as a condition to the Purchaser’s operation of the Businesses being purchased pursuant to this Agreement. The

Company will cooperate with the Purchaser in its efforts to obtain the necessary consents and approvals of other persons which may be required to be obtained on their part to consummate the transactions contemplated by this Agreement, including the giving of such notices as may be required under applicable law as requested by the Purchaser.
     5.4. No Shop. For so long as this Agreement remains in effect, the Company agrees that it will not enter into any agreements or commitments, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential buyers, investment bankers or finders, with respect to the possible sale or other disposition of all or any substantial portion of the Assets, the sale of all or a controlling interest in the stock of the Company, or the merger or consolidation of the Company, other than with the Purchaser. If the Company or anyone acting on its behalf (including either Director) receives from any third party any inquiry regarding such a transaction, the Company shall promptly notify the Purchaser.
     5.5. Employee Training; Systems Installation. To help prepare for and facilitate the transition of the Businesses to the Purchaser’s ownership at and following the Effective Date, the Purchaser intends prior to Closing to begin providing certain training to select employees of the Businesses and to begin installation of certain of the Purchaser’s management information systems. The Company agrees to allow the Purchaser to provide such training and installation. All training modules and all such systems shall remain the sole and exclusive property of the Purchaser, but the Purchaser’s training and installation shall be at its sole cost, expense and risk. The Company shall not be required to incur any out-of-pocket expenses in connection with such training and installation. The Company makes no representation or warranty whatsoever regarding the compatibility of the Businesses’ systems with those of the Purchaser. If this Agreement is terminated for any reason, the Purchaser will be entitled to remove, at its sole risk and expense, all training modules and systems so provided or installed by it.
     6. Covenants of the Purchaser Pending Closing. The Purchaser covenants with the Company that:
     6.1. Consents and Approvals. The Purchaser will use its best efforts to obtain the necessary consents and approvals of other persons which may be required to be obtained on its part to consummate the transactions contemplated in this Agreement.
     6.2. Confidentiality. Prior to the Closing, the Purchaser and its representatives will hold in confidence all data and information obtained with respect to the Businesses from any representative or employee of the Company, including the accountants or legal counsel of the Company, or from any books, records or computer files of any of them, in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated, neither the Purchaser nor its representatives shall use such data or information or disclose the same to others, except as such data or information is published or is a matter of public knowledge or is required by an applicable law or regulation to be disclosed. If this Agreement is terminated for any reason, all written data and information obtained by the Purchaser from the Company or their representatives in connection with the transactions contemplated by this Agreement shall be returned to the Company.

     7. Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement shall be subject to the following conditions, any of which may be expressly waived by the Purchaser in writing:
     7.1. Representations and Warranties True; Covenants Performed. The Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Company in Section 3 hereof; the representations and warranties made by the Company herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct; the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing; and the Purchaser shall have received a certificate, signed by the President of the Company, to the effect of the foregoing provisions of this Section 7.1.
     7.2. Opinion of Counsel. The Company shall have caused to be delivered to the Purchaser an opinion of Welder Leshin, L.L.P., counsel for the Company, dated the Closing Date, in substantially the form of Exhibit 7.2.
     7.3. Consents and Approvals. The Purchaser shall have obtained all consents and approvals of other persons and governmental authorities to the transactions contemplated by this Agreement.
     7.4. No Loss or Damage. Prior to the Closing there shall not have occurred any loss or damage to any substantial portion of the Assets, regardless of whether such loss or damage was insured. In the event of any such loss or damage, the Company shall promptly inform the Purchaser, and the Company shall be allowed a reasonable time thereafter (not to exceed sixty (60) days after the Outside Closing Date) within which to repair or replace such loss or damage. The Company, however, shall be under no obligation to repair or replace such loss. In the event the Company does not promptly begin such repair or replacement or do not complete such repair or replacement within said 60-day period, the Purchaser may (in its sole discretion) either (a) complete the sale contemplated by this Agreement (with such Assets in their damaged condition) and receive an assignment of the Company’s insurance claim or claims relating to such loss or damage, or (b) terminate this Agreement without any obligation to pay any amounts to the Company.
     7.5. Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for the Purchaser.
     7.6. Pre-Acquisition Review; Schedule Delivery. The Purchaser and its representatives shall have completed a pre-acquisition review of the financial information, books and records, and properties and assets of the Company and the Businesses and shall have discovered no change in the business, assets, operations, financial condition or prospects of the Company or the Businesses which could, in the sole determination of the Purchaser, have an adverse effect on the value to the Purchaser of the Assets and business being acquired hereunder. In addition, the Company shall have delivered to the Purchaser the Schedules to this Agreement in the manner described in Section 3.21 on or before January 3, 2007, the disclosures in which shall be as of such date (except to the extent that a different date is called for in the applicable Section), and the disclosures in such Schedules shall be acceptable to the Purchaser in its sole determination. Also, the lists of accounts receivable and inventory delivered to the Purchaser under Section 3.7 shall be acceptable to the Purchaser.

     7.7. Environmental, OSHA and Structural Reports. There shall have been conducted, at the Purchaser’s expense, (i) a Phase I (and, if deemed necessary by Purchaser, a Phase II) environmental inspection of the Businesses and the Real Property by an environmental consulting firm selected by Purchaser, (ii) a health and safety inspection of the Businesses by a person (who may be an employee of the Purchaser) or firm selected by the Purchaser and who is qualified and experienced in such matters in the funeral industry, and (iii) a structural inspection of the Businesses by an engineering firm selected by the Purchaser. If any remedial or corrective actions are recommended as a result of such inspections, then the cost thereof in an amount not to exceed $50,000 in the aggregate shall be deducted from the Purchase Price; if the cost of such actions exceeds $50,000, then the Purchaser may (in its sole discretion) either (a) proceed with Closing and deduct $50,000 from the Purchase Price, or (b) terminate this Agreement without any obligation to pay any amounts to the Company. In any event, it shall be a condition to the Purchaser’s obligations hereunder that the results of the reports of such firms or persons shall be satisfactory to Purchaser in its sole discretion.
     7.8. Ocean Drive Entrance Tract. The Company shall have acquired fee simple title to the Ocean Drive Entrance Tract and be prepared to transfer title thereto to the Purchaser, together with all other Real Property, free and clear of all Liens other than Permitted Exceptions.
     7.9. Lake Placid Estates Property. There shall have been imposed in favor of the Purchaser on the real property located within the Lake Placid Estates Subdivision and the related real property connecting Lake Placid Estates to Sunshine Cemetery, all as further described on Schedule 7.9 (collectively, the “Lake Placid Estates Property”) a restriction prohibiting the use thereof as a funeral home, mortuary, crematory, cemetery or related business for 25 years after the Closing Date, pursuant to a written instrument signed and notarized by the Company or other owner of the Lake Placid Estates Property, suitable for recordation and in form and content reasonably satisfactory to the Purchaser. In addition, the Purchaser shall be reasonably satisfied that no prior Liens exist against the Lake Placid Estates Property which would have priority over such deed restriction, or that any holders of such Liens shall have consented to such deed restriction.
     7.10. Title Insurance. The Purchaser shall have received a Owner’s Policy of Title Insurance issued to Purchaser insuring its ownership interest in the Real Property. Such policy shall have been issued in an agreed-upon amount by First American Title Insurance Company or another title company reasonably acceptable to the parties (the “Title Company”) and shall be subject only to Permitted Exceptions and any standard printed exceptions included in a Texas standard form Policy of Title Insurance; provided, however, that such policy shall have deleted any exceptions regarding restrictions or be limited to restrictions that are Permitted Exceptions, any standard exceptions pertaining to discrepancies, conflicts or shortages in area shall be deleted except for “shortages in area”, and any standard exceptions for taxes shall be limited to subsequent years. All premiums and other costs associated with issuing such policy shall be borne equally between the Company and the Purchaser.
     7.11. Survey. The Purchaser shall have received an ALTA/ACSM survey prepared by a licensed surveyor approved by the Purchaser and acceptable to the Title Company, with respect to each parcel of the Real Property, which survey shall comply with any applicable standards under Texas law, be sufficient for Title Company to delete any survey exception contained in the Owner’s Policy of Title Insurance referred to in Section 7.10, and otherwise be in form and content acceptable to Purchaser. The fees and costs associated with such survey shall be borne equally between the Company and the Purchaser.

     7.12. Lien Releases. The holders of any Liens against any of the Assets shall have executed and delivered written releases of such Liens, all in recordable form and otherwise acceptable to the Purchaser.
     7.13. Shareholder Consent. The Purchaser shall have received a written instrument, reasonably acceptable to the Purchaser, signed by every shareholder of the Company in which such shareholders acknowledge the transactions contemplated by this Agreement and the exhibits hereto (specifically including but not limited to the Non-Competition Agreement, including the consideration payable to the Directors thereunder), and such shareholders provide their consent thereto and waive any dissenters’ rights in connection therewith.
     7.14. Non-Competition Agreement. The Directors shall have executed and delivered the Non-Competition Agreement to the Purchaser.
     8. Conditions to Obligations of the Company. The obligations of the Company under this Agreement shall be subject to the following conditions, any of which may be expressly waived by the Company in writing:
     8.1. Representations and Warranties True; Covenants Performed. The Company shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Purchaser in Section 4 hereof; the representations and warranties made by the Purchaser herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct; the Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and the Company shall have received a certificate, signed by an executive officer of the Purchaser, to the effect of the foregoing provisions of this Section 8.1.
     8.2. Opinion of Counsel. The Purchaser shall have caused to be delivered to the Company an opinion of Thompson & Knight, LLP, counsel for the Purchaser, dated the Closing Date, in substantially the form of Exhibit 8.2.
     8.3. Consents and Approvals. The Purchaser shall have obtained all consents and approvals of other persons and governmental authorities to the transactions contemplated by this Agreement.
     8.4. Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for the Company.
     8.5. Non-Competition Agreement. The Purchaser shall have executed and delivered the Non-Competition Agreement to the Directors and shall have paid to them the consideration called for thereunder to be paid to them on the Closing Date.
     9. Nature and Survival of Representations and Warranties; Damage Claims for Breach.
     9.1. Nature of Statements. All statements contained in this Agreement or any Schedule hereto shall be deemed representations and warranties only of the party executing or delivering the same.

     9.2. Survival of Representations and Warranties. Regardless of any investigation made at any time by or on behalf of any party hereto, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or any Schedule hereto or in connection with the transactions contemplated hereby and thereby shall not terminate but shall survive the Closing and continue in effect thereafter for a period of 540 days following the Closing, at which time said covenants, agreements, representations and warranties shall terminate for all purposes (except as to any covenant, agreement, representation or warranty as to which a written claims notice has been delivered prior to expiration of such 540-day period, in which case the same shall continue to survive and remain in effect until such claim has been finally resolved).
     9.3. Damage Claims. In case of either party’s breach of any covenant, agreement, representation or warranty made hereunder or pursuant hereto or any Schedule hereto or in connection with the transactions contemplated hereby and thereby, the other party shall be entitled to recover all such losses, damages, liabilities, obligations, costs or expenses, including attorneys fees, court costs, and interest (or the time value of money) from the date the Loss is incurred (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”), as shall be available to it under this Agreement and/or the laws of the State of Texas, (i) provided that any such covenant, agreement, representation or warranty shall not have expired as provided in Section 9.2, (ii) subject to the limitations described in Section 9.4 below, and (iii) provided that the exclusive remedy for recovering Losses shall be pursuant to the Escrow Agreement described in Section 10.4. Any recovery hereunder shall include any indemnification rights for third party claims as described in Section 10 below.
     9.4. Certain Limitations. Each party agrees that it shall not assert a claim against the other party for damages arising under this Agreement or for third party indemnification until the aggregate of all Losses claimed by it shall be at least $50,000, but once such threshold has been reached, such party shall be entitled to recover all of its Losses to which it is entitled hereunder, including the first $50,000. The foregoing shall not apply to claims arising in respect of Assumed Liabilities or Unassumed Liabilities. In no event shall the Purchaser be entitled to assert any claim in respect of the accounts receivable included in the Assets unless at least 25% in face amount of such accounts receivable, as reflected in the statement to be delivered to the Purchaser under Section 3.7, prove to be uncollectible.
     10. Third Party Indemnification.
     10.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchaser and its successors and permitted assigns from and against any and all Losses to any third party incurred by any of them or to which any of them may become subject, which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Company herein, in any Schedule delivered to the Purchaser pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto, (iii) any claim made against the Purchaser in respect of any of the Unassumed Liabilities, and (iv) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.
     10.2. Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Company and its successors and permitted assigns from and against any and all Losses to any third party incurred by any of them or to which any of them may become subject, which are caused by or arise out of (i) any breach or default in the performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Purchaser herein or in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto, (iii) any claim made against the Company in respect of the Assumed Liabilities, and (iv) any and all actions suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.
     10.3. Third Party Claims. If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against an indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (i) to participate in the defense thereof and be represented, at his, her or its own expense, by advisory counsel selected by him, her or it, and (ii) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten business days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (i) to participate in the defense thereof and be represented, at his, her or its own expenses, by advisory counsel selected by him, her or it, and (ii) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby.
     10.4. Escrow. Of the Purchase Price, the sum of $750,000 shall be placed into escrow pursuant to an Escrow Agreement to be entered into on the Closing Date among the Company, the Purchaser and Wells Fargo Bank, N.A. or another financial institution with banking offices in Nueces County, Texas having total assets of at least $100 million and otherwise mutually acceptable to the parties, which shall act as escrow agent, such Escrow Agreement to be in substantially the form attached as Exhibit 10.4 hereto (the “Escrow Agreement”). The amount so held under the Escrow Agreement shall be maintained as security for the payment of any and all claims by Purchaser and its successors and permitted assigns against the Company arising under or in connection with this Agreement, subject to the limitations contained in section 9.4 hereof. Subject to the terms of the Escrow Agreement, (i) on the 270th day following the Closing Date, one-half of such escrow amount, less the amount of any Losses for which distributions to Purchaser have already been made out of escrow or for which there are claims then pending, shall be distributed to the Company, and (ii) on the 540th day following the Closing Date, the balance of such escrow amount, less the amount of any such Losses theretofore distributed to Purchaser or subject to pending claims, shall be distributed to the Company. Interest earned on such escrow account shall be disbursed in accordance with disbursements of principal. IF CLOSING OCCURS, THE PURCHASER ACKNOWLEDGES THAT ITS SOLE RECOURSE FOR ANY LOSSES ARISING HEREUNDER SHALL BE PURSUANT TO THE ESCROW AGREEMENT, AND THAT IN NO EVENT SHALL THE COMPANY OR ANY OF ITS SHAREHOLDERS OR THE DIRECTORS HAVE ANY LIABILITY FOR ANY SUCH LOSSES IN EXCESS OF AMOUNTS AVAILABLE THEREFOR UNDER THE ESCROW AGREEMENT.
     11. Termination.
     11.1. Best Efforts to Satisfy Conditions. The Company agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 8 hereof.
     11.2. Termination. This Agreement may be terminated prior to Closing by:
     (a) the mutual written consent of the Company and the Purchaser;
     (b) the Purchaser if a material default shall be made by the Company in the observance or in the due and timely performance by any of the Company’s covenants herein contained, or if there shall have been a material breach or misrepresentation by the Company of any of the Company’s warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Company at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by the Purchaser in writing;
     (c) the Company if a material default shall be made by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of its covenants herein contained, or if there shall have been a material breach or misrepresentation by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by the Company in writing; or
     (d) under the circumstances described in Section 7.4 or 7.7; or
     (e) either the Company or the Purchaser, if the Closing has not occurred by the Outside Closing Date.
     11.3. Liability Upon Termination. If this Agreement is terminated under paragraph (a), (d) or (e) of Section 11.2, then no party shall have any liability to any other party hereunder. If this Agreement is terminated under paragraph (b) or (c) of Section 11.2, then (i) the party so terminating this Agreement shall not have any liability to any other party hereto, provided the terminating party has not breached any representation or warranty or failed to comply with any of its covenants in this Agreement, and (ii) such termination shall not prejudice the rights and remedies of the terminating party against any other party which has breached any of its representations, warranties or covenants herein prior to such termination.
     12. Change of Name. Promptly following the Closing (but in no event later than 30 days thereafter), the Company shall cause the corporate documents of the Company to be amended so as to change its name to one wholly dissimilar to “Seaside Cemetery” or its equivalent (or any of the other trade names included in the Assets), and the Company will furnish the Purchaser with written evidence of such amendment.
     13. Miscellaneous.
     13.1. Expenses. Regardless of whether the Closing occurs, the parties shall each pay their own expenses in connection with the negotiation, preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

     13.2. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given on the date personally delivered, three business days following the date mailed, first class, registered or certified mail, postage prepaid, or when sent by fax or telecopy and receipt is confirmed, as follows:
(i) if to the Company, to:
Seaside Cemetery, Inc.
3318 S. Alameda
Corpus Christi, Texas 78411
Attn: Michael L. Mintz
with a copy to:
Welder Leshin, L.L.P.
800 N. Shoreline, Suite 300-N
Corpus Christi, Texas 78401
Attn: Henry Nuss
(ii) if to the Purchaser, to:
Carriage Cemetery Services, Inc.
3040 Post Oak Blvd., Suite 300
Houston, Texas 77056
Attention: President
with a copy to:
Thompson & Knight, LLP
333 Clay, Suite 333
Houston, Texas 77002
Attention: Mr. W. Christopher Schaeper
     or to such other address as shall be given in writing by any party to the other parties hereto.
     13.3. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that (i) prior to Closing, the Purchaser may assign the right to purchase the Assets associated with the Homes to the Purchaser’s affiliate, Carriage Management, L.P., but without relieving the Purchaser of its obligations hereunder, and (ii) following the Closing the Purchaser (and, as to the Homes, such affiliate) may assign its rights hereunder without the consent of the Company to a successor-in-interest to the Purchaser or such affiliate (whether by merger, sale of assets or otherwise). Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     13.4. Successors Bound. Subject to the provisions of Section 13.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

     13.5. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     13.6. Amendment. This Agreement may be amended only by an instrument in writing executed by both parties hereto.
     13.7. Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof and thereof (including, without limitation, the letter of intent between the Purchaser and the Company dated October 31, 2006).
     13.8. Governing Law; Dispute Resolution.
     (a) This Agreement shall be construed and enforced under and in accordance with and governed by the law of the State of Texas.
     (b) UPON THE WRITTEN REQUEST OF THE COMPANY OR THE PURCHASER, ANY DISPUTE, CONTROVERSY OR CLAIM (“CONTROVERSY”) CONCERNING THIS AGREEMENT AND ANY OTHER CONTROVERSY BETWEEN ANY OF THE PARTIES (INCLUDING ANY CLAIM BASED ON OR ARISING FROM NEGLIGENCE AND/OR AN ALLEGED TORT) ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, WILL BE DETERMINED BY ARBITRATION. THERE SHALL BE A SINGLE ARBITRATOR WHO SHALL BE MUTUALLY SELECTED BY THE PARTIES FROM A PANEL OF NEUTRALS PROVIDED BY JAMS, UNLESS THE AMOUNT IN CONTROVERSY IS $1 MILLION OR MORE, IN WHICH CASE THE ARBITRATION PANEL SHALL CONSIST OF THREE ARBITRATORS. IF A SINGLE ARBITRATOR IS TO BE DESIGNATED, THE ARBITRATOR SHALL BE JOINTLY SELECTED BY THE PARTIES ACCORDING TO A LIST PROVIDED BY JAMS, BUT IF THE PARTIES ARE UNABLE TO AGREE, THEN JAMS SHALL DESIGNATE THE ARBITRATOR. IF A PANEL OF THREE ARBITRATORS IS TO BE USED, EACH PARTY MAY DESIGNATE ONE ARBITRATOR FROM JAMS’ LIST AND THE TWO SO SELECTED SHALL SELECT THE THIRD. THE ONLY JUDICIAL ACTION TAKEN CONCERNING A CONTROVERSY SHALL BE TO COMPEL ARBITRATION AND TO ENFORCE THE ARBITRATOR’S DECISION, EXCEPT AS SET FORTH IN PARAGRAPH (C) BELOW. ARBITRATION HEREUNDER SHALL BE CONDUCTED IN NUECES COUNTY, TEXAS IN ACCORDANCE WITH THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES, EXCEPT TO THE EXTENT MODIFIED HEREBY. THE ARBITRATOR SHALL DETERMINE THE AMOUNT AND RESPONSIBILITY FOR ATTORNEYS’ FEES AND COSTS TO BE AWARDED IN CONNECTION WITH THE ARBITRATION. NO ACTION OR INACTION OF EITHER PARTY INCLUDING BUT NOT LIMITED TO THE PROSECUTION OF A LAWSUIT, SHALL EVER BE CONSTRUED TO CONSTITUTE WAIVER OF SUCH PARTY’S RIGHT TO REQUIRE THAT THE DISPUTE BE RESOLVED BY ARBITRATION. NOTHING HEREIN SHALL BE CONSTRUED TO PREVENT THE PARTIES FROM MEDIATING ANY CONTROVERSY.

     (c) Notwithstanding the foregoing, the Purchaser retains the right to seek injunctive relief in a court of applicable jurisdiction in the case of any breach or threatened breach of the Non-Competition Agreement.
     13.9. The Company’s “Knowledge”. When used in this Agreement, the words “the Company’s knowledge” or “the knowledge of the Company” and similar words shall mean that no information with respect to the statements to which those words refer has come to the actual, conscious attention of either of the Directors or the Manager of the Businesses, Debbie Newman, which, after reasonable inquiry, would lead Ms. Newman or either such Director to reasonably conclude that any such statement is untrue or incomplete.
     13.10. Construction. As the context requires or permits: pronouns used herein shall include the masculine, the feminine and neuter; terms used in plural shall include the singular, and singular terms shall include the plural; “hereof”, “herein”, “hereunder” and “hereto” shall refer to this Agreement; and section and paragraph references, when not expressly referring to another agreement or document, shall mean sections or paragraphs in this Agreement.
     13.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
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     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

THE PURCHASER:

CARRIAGE CEMETERY SERVICES, INC.

By:	/s/ Melvin C. Payne

MELVIN C. PAYNE, President and
Chief Executive Officer

THE COMPANY:

SEASIDE CEMETERY, INC.

By:	/s/ Michael L. Mintz

MICHAEL L. MINTZ, President

Exhibit	Description

2.2	Non-Competition Agreement
7.2	Opinion of Counsel for the Company
8.2	Opinion of Counsel for the Purchaser
10.4	Escrow Agreement

Schedules	Description

1.5(iii)	Preconstruction Mausoleum Contracts
3.2	Financial Information
3.3	Liens and Permitted Exceptions
3.5	Real Property
3.8	Fixed Assets
3.9	Contracts and Commitments
3.10	Preneed Contracts and Trust Accounts
3.11	IP Rights
3.13	Licenses, Permits, Etc.
3.14	Litigation
3.17	Employees
7.9	Lake Placid Estates Property